EXHIBIT 99.1

News Release

For Immediate Release

                          WORLDHEART FILES FORM 10-KSB

Oakland, CA, USA - April 7, 2005: (NASDAQ: WHRT, TSX: WHT) - On March 31, 2005, World Heart Corporation (WorldHeart) filed its annual report on Form 10-KSB in the United States with the Securities and Exchange Commission. In accordance with Rule 4350(b) of the NASDAQ Marketplace Rules, WorldHeart is reporting through this news release that the financial statements for the year ended December 31, 2004 included in the Form 10-KSB contained a note describing the going concern assumption as it relates to the financial statements and requirements for WorldHeart to raise additional capital.

Subsequent to year-end, and as previously announced, WorldHeart entered into acquisition and financing transactions for gross proceeds that are expected to be approximately $22.7 million. These transactions are expected to close concurrently in the current quarter, subject to certain consents and approvals, and include the: acquisition of the assets of MedQuest Products, Inc.; issuance of common shares under a private placement for gross proceeds of $12 million; conversion of all of WorldHeart's outstanding convertible debentures; and issuance of common shares upon the exercise of certain previously issued warrants for gross proceeds of $10.7 million.

MedQuest, based in Salt Lake City, Utah, is developing a magnetically levitated centrifugal rotary ventricular assist device (VAD).


About World Heart Corporation:

World Heart Corporation is a global medical device company headquartered in Oakland, California, USA with additional facilities in Heesch, Netherlands. WorldHeart's registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally, and in the medical devices markets, risks associated with costs and delays posed by government regulation, limitations on third-party reimbursement, inability to protect proprietary technology, potential product liability and other risks detailed in the Company's filings with the U.S. Securities and Exchange Commission.


Contact Information:
World Heart Corporation
Peggy Allman
(510) 563-4721
www.worldheart.com